Exhibit 5.1

March 2, 2022

Grocery Outlet Holding Corp.
5650 Hollis Street
Emeryville, California 94608

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Grocery Outlet Holding Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 1,036,272 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company that may be issued by the Company pursuant to awards under the Grocery Outlet Holding Corp. 2019 Incentive Plan (the “Plan”).
Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares to be offered by the Company under the Plan pursuant to the Registration Statement are duly authorized and, when issued, delivered and sold by the Company in accordance with the Plan and the awards thereunder, the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP

HONIGMAN LLP

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506